Exhibit 3.18

OPERATING AGREEMENT

OF

IOMED, LLC

OPERATING AGREEMENT

OF

IOMED, LLC

        THIS AGREEMENT is by and among IOMED, LLC, a Utah limited liability company (the "Company"), and EMPI Corp., a Minnesota corporation (the "Member").

RECITALS

        The Company is a limited liability company formed under the Utah Revised Limited Liability Company Act. The Company was converted into a limited liability company on the Effective Date (as hereafter defined) from a corporation. Prior to the Effective Date, the Company was known as IOMED, Inc., a Utah corporation. The parties intend by this Agreement to define their rights and obligations with respect to the Company's governance and financial affairs and to adopt guidelines and procedures for the conduct of the Company's activities following the Effective Date. Therefore, pursuant to Section 48-2c-120 of the Utah Revised Limited Liability Company Act, the parties designate and adopt this Agreement as the Company's operating agreement.

I.    ARTICLE : DEFINITIONS

        A.    Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this Article.

        B.    Defined Terms.

          1.     "Act" means the Utah Revised Limited Liability Company Act, U.C.A. § 48-2c-101 et seq., as the same may be amended, restated or revised from time to time.

          2.     "Agreement" means this operating agreement, including any amendments.

          3.     "Articles" means the Articles of Organization filed with the Division of Corporations and Commercial Code to organize the Company as a limited liability company, including any amendments thereto.

          4.     "Available Funds" means the Company's gross cash receipts from operations, less the sum of: (1) payments of principal, interest, charges and fees pertaining to the Company's indebtedness; (2) expenditures incurred incident to the usual conduct of the Company's business; and (3) amounts reserved to meet the reasonable needs of the Company's business.

          5.     "Company" means IOMED, LLC and any successor limited liability Company.

          6.     "Contribution" means anything of value that the Member contributes to the Company as a prerequisite for or in connection with membership, including any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

          7.     "Distribution" means the Company's direct or indirect transfer of money or other property with respect to the Member's Membership Interest.

          8.     "Effective Date," with respect to this Agreement, means August 10, 2007.

          9.     "Member" means EMPI Corp., with an address at: 9800 Metric Boulevard, Austin, Texas 78758, Attention: Harry L. Zimmerman.

          10.   "Membership Interest" means the Member's interest in the Company, consisting of the Member's right to the Company's Profit, receive Distributions, participate in the Company's governance, approve the Company's acts and receive information pertaining to the Company's affairs.

          11.   "Person" means an individual, natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

          12.   "Profit," as to a positive amount, and "Loss," as to a negative amount, mean, for a Taxable Year, the Company's income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company's method of accounting and consistently applied.

          13.   "Taxable Year" the calendar year.

II.    ARTICLE : THE COMPANY

        A.    Status. The Company is a Utah limited liability company organized under the Act.

        B.    Name. The Company's name is IOMED, LLC.

        C.    Term. The Company's existence as a limited liability company will commence on the Effective Date and continue for 99 years, unless sooner terminated under the Act or this Agreement.

        D.    Purposes. The Company's purposes are to conduct any lawful business for which a limited liability company may be formed pursuant to the Act, subject to the terms, requirements, restrictions and limitations set forth in this Agreement, as in effect from time to time.

        E.    Principal Place of Business. The Company's principal place of business shall initially be 9800 Metric Boulevard, Austin, Texas 78758, Attention: Harry L. Zimmerman. The Company may change its principal place of business at any time in accordance with the Act.

        Registered Agent and Registered Office. The address of the Company's registered office in the State of Utah is 136 East South Temple, Suite 2100, Salt Lake City, Utah 84111. The name of its initial registered agent at such address is CT Corporation System. The Company's registered office shall be its designated office. The Company may change its registered agent or registered office at any time in accordance with the Act.

III.    ARTICLE : MANAGEMENT

        A.    Management.

          1.     Scope. The Company shall be managed by its sole Member.

          2.     Specific Powers. The Member shall have full responsibility and exclusive and complete discretion in the management and control of the business and affairs of the Company for the purposes herein stated, shall make all decisions affecting the Company's affairs and business, and shall have full, complete and exclusive discretion to take any and all action that the Company is authorized to take and to make all decisions with respect thereto.

          3.     Binding Effect. The act of the Member will bind the Company, and no Person dealing with the Company shall have any obligation to inquire into the power or authority of the Member to act on the Company's behalf.

        B.    Fiduciary Duties.

          1.     Exculpation. The Member will not be liable to the Company or any other Person for an act or omission done in good faith to promote the Company's best interests, unless the act or omission constitutes gross negligence, intentional misconduct or a knowing violation of law.

          2.     Justifiable Reliance. The Member may rely on the Company's records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Member reasonably believes to be within the Person's expertise or competence.

        C.    Compensation. The Company may compensate the Member for services rendered to or on behalf of the Company. The Company will reimburse the Member for reasonable expenses properly incurred on the Company's behalf.

        D.    Members. No Member shall be personally liable for any of the debts, liabilities or obligations of the Company, nor shall a Member be required to lend any funds to the Company. A Member shall not be required to make any further Contributions to the Company.

        E.    Indemnification. The Company will indemnify the Member to the fullest extent authorized by law for all expenses, losses, liabilities and damages the Member actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the Company's activities. In addition, the Company may advance costs of defense of any proceeding to the Member.

IV.    ARTICLE : FINANCE

        A.    Contributions.

          1.     Member. The Member has made such Contributions as are reflected on the Company's records and shall not be required to make any additional Contributions. Any additional Contributions shall be made in accordance with Article IV (A)(2).

          2.     Additional Contributions. The Member at any time may make additional Contributions of cash and property to the Company.

          3.     Contributions Not Interest Bearing. The Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company.

          4.     Taxation Savings Clause. Notwithstanding anything contained herein to the contrary, the Company may chose to account for the Profits, Losses, Capital Accounts and such other matters as the Members determine to be in the best interest of the Company and its Members.

        B.    Distributions.

          1.     Available Funds. The Company will distribute its Available Funds to the Member in such amounts and at such times as the Member may determine.

          2.     Limitation. The Company will make no Distribution unless, after the Distribution is made, the Company's assets are in excess of its liabilities.

V.    ARTICLE : RECORDS AND ACCOUNTING

        A.    Maintenance of Records.

          1.     Required Records. The Company will maintain at its principal place of business such books, records and other materials as are reasonably necessary to document and account for its activities, including, without limitation, those required to be maintained by the Act.

          2.     Member Access. The Member and the Member's authorized representative will have reasonable access to and may inspect and copy all books, records and other materials pertaining to the Company or its activities.

        B.    Accounting Method. The Company will account for its financial transactions using a method of accounting determined by the Member.

        C.    Reports. The Company will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Company is qualified to do business.

VI.    ARTICLE : DISSOLUTION

        A.    Events of Dissolution.

          1.     Enumeration. The Company will dissolve upon the first to occur of:

            a)    the date that is 99 years from its formation;

            b)    at such time as the Member determines;

            c)     any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; or

            d)    any event or circumstance that makes it unlawful or impossible for the Company to carry on its business.

          2.     Exclusivity of Events. Unless specifically referred to in this Article, no event, including an event of dissolution prescribed by the Act, will result in the Company's dissolution.

        B.    Effect of Dissolution.

          1.     Appointment of Liquidator. Upon the Company's dissolution, the Member will appoint a liquidator, who may but need not be the Member. The liquidator will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article.

          2.     Final Accounting. The liquidator will make proper accountings (a) to the end of the month in which the event of dissolution occurred and (b) to the date on which the Company is finally and completely liquidated.

          3.     Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the Company's debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Company's assets.

          4.     Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Company's debts, obligations and liabilities to the Member.

          5.     Required Filings. The liquidator will file with the Utah Division of Corporations and Commercial Code such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company's existence.

VII.    ARTICLE : GENERAL PROVISIONS

        A.    Amendments.

          1.     Required Amendments, The Company and the Member will execute and file any amendment to the Articles required by the Act. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate the inconsistencies.

          2.     Other Amendments. The Company and the Member at any time may amend this Agreement in any respect that is consistent with the Articles and the Act.

        B.    Nominee. Title to the Company's assets may be held in the name of the Company or any nominee (including the Member so acting), as the Company determines. The Company's agreement with any nominee may contain provisions indemnifying the nominee for costs or damages incurred as a result of the nominee's service to the Company,

        C.    Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Member cannot alter by agreement.

        D.    Additional Instruments. The Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Company's formation and activities.

        E.    Entire Agreement. This Agreement and the Articles comprise the entire agreement among the parties with respect to the Company. This Agreement and the Articles supersede any prior agreements or understandings with respect to the Company. No representation, statement or condition not contained in this Agreement or the Articles has any force or effect.

        F.     Waiver. No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

        G.    General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

        H.    Binding Effect. This Agreement is binding on and will inure to the benefit of the Company, the Member and their respective distributees, successors and assigns.

        I.     Governing Law. Utah law governs the construction and application of the terms of this Agreement.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF the patties have executed this Agreement to be effective as of the Effective Date

COMPANY:

IOMED, LLC

By: EMPI Corp
By:
Name: Harry L. Zimmerman Title: EVP—General Counsel

MEMBER:

EMPI Corp.
By:
Name: Harry L. Zimmerman Title: EVP—General Counsel